UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K/A
CURRENT REPORT
Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 20, 2009 (December 20, 2008)

YARRAMAN WINERY, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-28865	88-0373061
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

700 Yarraman Road, Wybong Upper Hunter Valley New South Wales, Australia 2333
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code:		(61) 2 6547-8118

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

This Current Report on Form 8-K/A (Amendment No. 2) amends and supplements the Current Report on Form 8-K dated December 1, 2008 and filed on December 2, 2008 and Amendment No. 1 thereto dated and filed on December 22, 2008, wherein Yarraman Winery, Inc., a Nevada corporation (the “Registrant” or “Yarraman”) disclosed that on November 26, 2008, the Registrant made an offer (the “Offer”) to the shareholders of Asia Distribution Solutions Limited, a Cayman Islands company (“ADSL”) whose shares are traded on the London Stock Exchange’s Alternative Investment Market (the “AIM”), pursuant to which the Registrant offered to acquire each outstanding ADSL share in exchange for the issuance of 1.908 of the Registrant’s shares of common stock for each of the 31,969,358 outstanding ADSL shares.

As disclosed in the Registrant’s Form 8-K, the Offer is subject to the acceptance of at least one share more than 50.0% of the outstanding ADSL shares.  The ADSL director shareholders gave irrevocable undertakings to accept or procure acceptance of the Offer in respect of their entire beneficial holdings of ADSL shares amounting, in total, to 8,814,522 ADSL shares, representing approximately 27.57% of the existing issued share capital of ADSL.

On December 22, 2008, the Board of ADSL announced that the Board of Yarraman had confirmed that all of the conditions of the Offer had been either satisfied or waived and that the Offer was thereby declared unconditional in all respects. The Board of Yarraman also announced that the Offer had been extended for a further 21 days and would remain open for acceptance until 1.00 p.m. (London time) on January 9, 2009.

On January 12, 2009, the Board of ADSL announced that, as at 1.00 p.m. (London time) on January 9, 2009, Yarraman had received valid acceptances of the Offer in respect of 26,607,124 ADSL Shares, representing approximately 83.2 per cent. of the existing issued ordinary share capital of ADSL and that the Offer will be extended for a further 14 days, until 1.00 p.m. (London time) on Friday January 23, 2009 after which date it will close and cease to be capable of further acceptance unless either: (i) an Independent Competing Bid is announced after the date of the no extension statement; or (ii) an improved Offer (in the reasonable opinion of the ADSL Board) is posted to ADSL Shareholders.  As of January 20, 2008, the Registrant confirms that it has received valid acceptances of the Offer in respect of 90.9% of the outstanding ADSL Shares and  the Registrant confirms that it intends to exercise its rights pursuant to Section 88 of the Companies Law (2007 Revision) of the Cayman Islands (“Companies Law”) to acquire compulsorily the remaining shares of ADSL on the same terms as the Offer. Accordingly, the Registrant intends to post in due course formal notices under the Companies Law to ADSL Shareholders who have not accepted the Offer by that time.

The board of directors of Yarraman has confirmed that all of the conditions of the Offer have been either satisfied or waived and that the Offer has been declared unconditional in all respects.

ADSL confirmed that application has been made to AIM and AIM has granted a derogation from Rule 41 to permit the admission of the ordinary shares in ADSL to trading on AIM to be cancelled without the requirement for an extraordinary general meeting of ADSL Shareholders. It is expected that such cancellation will become effective at 7.00 a.m. on Thursday February 12, 2009.

Unless otherwise disclosed in this Form 8-K/A or in the Offering Circular dated November 26, 2008 and attached as Exhibit 10.1 to the Registrant’s Form 8-K filed on December 2, 2008, neither the Registrant nor any person acting in concert with the Registrant for the purposes of the Offer is interested in or has any rights to subscribe for any shares of ADSL nor does any such person have any short position or any arrangement in relation to the shares of ADSL. For these purposes, “arrangement” includes any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery of, and borrowing or lending of, the shares of ADSL. An “arrangement” also includes any indemnity or option arrangement and any agreement or understanding, formal or informal, of whatever nature, relating to the shares of ADSL which may be an inducement to deal or refrain from dealing in such securities. “Interest” includes any long economic exposure, whether absolute or conditional, to changes in the price of securities and a person is treated as having an ‘interest' by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 20, 2009
YARRAMAN WINERY, INC.

	By:	/s/ Ian Long
Ian Long
Chief Executive Officer